Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD FIRST QUARTER RESULTS
 Net Sales Up 55%; Net Income up 91%

New York, New York, May 10, 2004: Inter Parfums, Inc. (NASDAQ National Market: IPAR) today reported record results for the first quarter ended March 31, 2004.

First Quarter 2004 Compared to First Quarter 2003:

  Net sales rose 55% to $58.4 million from $37.6 million; at comparable foreign currency exchange rates, net sales were up 43% for the period;
  Gross margin was 52% compared to 48%;
  S,G&A expense as a percentage of sales was 34% compared to 35%;
  Income from operations rose 114% to $10.1 million from $4.7 million;
  Net income increased 91% to $4.8 million from $2.5 million; and,
  Diluted earnings per share were $0.23, up 77% from $0.13 per diluted share.

Jean Madar, Chairman of the Board and Chief Executive Officer, stated, "Prestige product sales were exceptionally strong in the first quarter, up 80% compared with one year earlier.  Burberry Brit for women dominated this growth as its geographic rollout ensued in Asia, South America and the Middle East."

Mr. Madar went on to say, "The new product line up for 2004 begins in the second quarter with limited edition, warm weather seasonal fragrances for our Celine and Christian Lacroix brands.  In July, we will unveil new fragrance families for both S.T. Dupont and Paul Smith.  We look forward to the launch in the fall of the Burberry Brit for men line in selected markets.  With regard to Diane von Furstenberg Beauty, our first line of high-end color cosmetics, we have made considerable progress in expanding distribution; Diane von Furstenberg products are now available on Sephora.com and will be available at several Sephora retail locations later this summer."

Mr. Madar continued, "Mass market sales declined 5% overall, but were mixed depending on region.  For example, U.S. sales were ahead of last year commensurate with the openings of additional units by the dollar store chains.  In addition, we have enjoyed increased product penetration in those venues.  On the other hand, export sales, primarily to Mexico, as well as Central and South America, were down year-over-year as we elected to forgo sales volume to minimize our overall credit risk."

Discussing the Company's profitability, Russell Greenberg, Executive Vice President & CFO, noted, "82% of our net sales were of high margin prestige products, which accounted for the surge in the gross margin percentage.  Moreover, S,G&A, which was up 52% in dollars, was down as percentage of sales, as we were able to spread fixed costs over a larger sales base.  As a result, operating and net income rose at a far faster rate than sales."

He continued, "As of the close of the first quarter, working capital was approximately $119 million and we had a working capital ratio of approximately 2.9 to 1.  Cash and cash equivalents aggregated $56.4 million and our balance sheet remains free of long-term debt.  Reaffirming the Company's latest guidance, Mr. Greenberg noted, "Assuming the dollar remains at current levels, we confirm our current 2004 sales target of $222 million and our net income goal of $15.8 million."

Quarterly Dividend

The Company's regular quarterly cash dividend of $.03 per share will be payable on July 15, 2004 to shareholders of record on June 30, 2004.

Conference Call

The management of Inter Parfums will host a conference call at 11:00 am ET on Tuesday, May 11, 2004, to discuss first quarter results and other recent developments.  Interested parties may participate by calling 973-317-5319, approximately 10 minutes before the start of the call.  This conference call will also be distributed live over the Internet via the Investor Relations section of the Company's web site at www.interparfumsinc.com.  To listen to the live call, please go to the web site in advance to register, and if needed, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the web site.

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include renewal of existing license agreements, effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation.  Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine and Diane von Furstenberg.  The Company also has controlling interest in Nickel S.A., a rapidly growing men's skin care company.  In addition, Inter Parfums is a leading producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com Sarah Torres (212)836-9611/storres@equityny.com www.theequitygroup.com

(See Accompanying Tables)

Inter Parfums, Inc.
(In Thousands Except Share and Per Share Amounts)

	Three Months Ended March 31,
	2004	2003

Net sales	$ 58,392	$ 37,564

Cost of sales	28,207	19,615

Gross margin	30,185	17,949

Selling, general and administrative	20,052	13,220

Income from operations	10,133	4,729

Other expenses (income):
Interest expense	103	137
Loss (gain) on foreign currency	492	(55)
Interest income	(232)	(175)
Loss on subsidiary's issuance of stock	0	11
	363	(82)

Income before income taxes	9,770	4,811

Income taxes	3,464	1,711

Income before minority interest	6,306	3,100

Minority interest in net income of consolidated subsidiary	1,527	597

Net income	$ 4,779	$ 2,503

Net income per share:
Basic	$ 0.25	$ 0.13
Diluted	$ 0.23	$ 0.13

Weighted average number of shares outstanding:
Basic	19,169,477	18,977,827
Diluted	20,614,308	19,907,660